ORGANIZED UNDER THE LAWS OF THE STATE OF TEXAS

NUMBER

SHARES

TOYZAP.COM

COMMON STOCK

The Corporation is Authorized to Issue 200,000,000 Shares Common Stock – Par Value $0.001 Per Share

This Certifies that _______________ *is the owner of*

_______________ *fully paid and non-assessable Shares*

transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, *the said Corporation has caused this Certificate to be signed by its duly authorized officers and to be sealed with the Seal of the Corporation.*

Dated _______________

Secretary

President